SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 30, 2009

Vertical Computer Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-28685	65-0393635
(Commission File Number)	(I.R.S. Employer Identification No.)

101 West Renner Road, Suite 300 Richardson, Texas	75082
(Address of Principal Executive Offices)	(Zip Code)

(817) 348-8717
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.  Other Events.

On March 24, 2009, Now Solutions, Inc. (“Now Solutions”), a wholly-owned subsidiary of Vertical Computer Systems, Inc. (the “Company”),  applied for and received the cash deposit of Ross Systems, Inc. (“Ross”) that was held by the New York City Department of Finance.  These funds had been deposited by Ross to stay enforcement of the judgment awarded to Now Solutions in the action of Ross Systems, Inc. v. Now Solutions, Inc.  The stay was vacated by operation of law after the judgment was affirmed by the New York, Appellate Division on February 11, 2009.   As of March 24, 2009, the cash deposit of $3,151,216 had accrued $133,424 in interest since the judgment was entered on October 11, 2007.

The net proceeds of the cash deposit collected by Now Solutions, after deducting $2,345,502 in outstanding attorney’s fees and costs and $65,693 in fees and interest charged by New York City Department of Finance on the cash deposit, was $873,444.

Now Solutions is entitled to an additional amount of approximately $335,000 plus accrued interest that remains unsatisfied on the judgment,   In addition, Now Solutions intends to move for an award of additional attorney fees and expenses incurred in defense of the appeal.

Now Solutions is obligated to pay $325,658.54 against the outstanding balances on certain promissory notes issued by Taladin, Inc. (“Taladin”), the Company’s wholly owned subsidiary, from any net proceeds of the judgment awarded to Now Solutions in the Ross litigation (after deducting attorney’s fees and costs).

In the above action, Ross has moved before the Appellate Division of the Supreme Court, First Department, for re-argument of the appeal, or in the alternative, for leave to appeal the Court of Appeals.  This motion is noticed to be submitted on April 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertical Computer Systems, Inc, (Registrant)

Date: March 30, 2009	By:	/s/ Richard Wade
Richard Wade, President &
Chief Executive Officer